                                                                           Ex4-K

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                          VARIABLE ANNUITY AMENDMENT

This amendment is made part of the Contract to which it is attached.

The following paragraph is added to the Definitions provision of the Contract:

     EARNINGS. Earnings shall be defined as the excess of the Contract Value over Purchase Payments which have not yet been withdrawn from the Contract.

The following provisions completely replace the provisions of the same titles in the contract.

     WITHDRAWAL CHARGES. If a cash withdrawal is made, a withdrawal charge may be assessed by the Company. The length of time between the Company acceptance of the Premium Payment(s) and the receipt of a withdrawal request determines the withdrawal charge.

     For purposes of calculating withdrawal charges on withdrawals, the Company assumes that:

          a. The Free Amount (see PENALTY-FREE PARTIAL WITHDRAWALS OR TRANSFERS section) will be withdrawn from the Premium Payments on a "first in-first out (FIFO)" basis.

          b. Any amount withdrawn above the Free Amount will be withdrawn in the following order:

               1. from Premium Payments (FIFO) to which a CDSC no longer applies until exhausted; then
               2.  from Earnings until exhausted; then
               3.  from Premium Payments (FIFO) to which a CDSC still applies.

The schedule of withdrawal charges is set forth in the "Schedule of Charges, Expenses and Fees". On withdrawal, any applicable Annuity Account Fee and Market Value Adjustment will be applied before the application of any withdrawal charge.

Withdrawal charges are deducted proportionately from the Fixed and/or Variable Account Sub-Account(s) from which the withdrawal is to be made, provided such Sub-Account(s) have sufficient account value(s) for making such deduction(s). If any of the account value(s) of such Sub-Account(s), however, are insufficient, its remaining withdrawal charges will be deducted pro rata from all Fixed and/or Variable SubAccounts in proportion to the then current account value(s) of such Sub-Account(s).

See "Penalty-Free Withdrawals, Transfers and Annuitization Provisions" for situations in which a withdrawal charge is not imposed.

For the purpose of any qualified plan riders which may be attached to this contract, the term "Surrender Charge" wherever referenced therein, shall mean "withdrawal charge" as set forth above.

PENALTY-FREE PARTIAL WITHDRAWALS OR TRANSFERS. During any Contract Year prior to the Annuity Date, the Owner may request, in writing, to withdraw up to the Free Amount without incurring a withdrawal charge. The Free Amount is equal to 15% of Purchase Payments. Any such withdrawal from a Fixed Account Sub-Account may be subject to a Market Value Adjustment unless the withdrawal is made at the end of a Guaranteed Period set forth below. The Owner must specify from which Fixed and/or Variable Account Sub-Accounts the withdrawal is to be made, otherwise the Company may effect such withdrawal on a proportionate basis from all Fixed and/or Variable Sub-Accounts in which the Annuity Account is invested.

Such partial withdrawals may be either taken as a lump sum or, upon consent of the Company, paid in equal installments.

No withdrawal charge will be imposed on any withdrawal with respect to a Premium Payment after the end of the seventh year following the Company's acceptance of that Premium Payment.

The Owner may also transfer amounts within the Annuity Account during the Accumulation Period without the application of a withdrawal charge, however, any transfers would be subject to any terms and conditions as may be imposed under the "Transfer Privilege" provision.

Form CRTAN425LL 1199                              [Effective Date:March 1, 2000]
The following provision replaces the first paragraph of the provision of the same title in the contract.

     ANNUITY DATE. The Annuity Date selected by the Owner is shown in the Contract Specifications. The Annuity Date may be changed from time to time by the Owner by notifying the Company in writing. The notice must be received at the Company's Home Office at least 45 days prior to the Annuity Date then in effect. The Annuity Date selected must be at least 30 days after the effective date of the change and not later than the Annuitant's 100th birthday.

                                    THE LINCOLN NATIONAL LIFE INSURANCE Company




                                    Jon A. Boscia, President



Form CRTAN425LL 1199                             [Effective Date: March 1, 2000)